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                                                                    EXHIBIT 99.1
                                                                 [WILLIAMS LOGO]

NEWS RELEASE

NYSE: WMB

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DATE:               May 28, 2002


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
CONTACT:            Jim Gipson                         Jay Henderson                      Richard George
                    Williams (media relations)         Williams (investor relations)      Williams (investor relations)
                    (918) 573-2111                     (918) 573-3879                     (918) 573-3679
                    jim.gipson@williams.com            jay.henderson@williams.com         richard.george@williams.com
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    WILLIAMS TAKING ACTION TO ADDRESS EMERGING FINANCIAL STANDARDS FOR ENERGY
                                    INDUSTRY

    New $3 Billion Package Designed to Provide Platform to Achieve Long-Term
                                Growth Potential

         TULSA, Okla. - The leadership of Williams (NYSE:WMB) said today the company plans to take additional major steps to equip its business to thrive in a post-Enron environment.

         Williams laid out a plan today that is designed to further improve the company's finances by more than $3 billion during the next 12 months and more narrowly focus its business strategy within its three major business units. Actions are expected to include issuing common stock, selling additional assets, increasing cash flow and making additional cuts in expenses. The company is evaluating the impact on its near-term earnings targets.

         "This is the right thing to do," said Steve Malcolm, chairman, president and CEO. "We must take these steps so that our company can reach its long-term growth potential. We believe we have significant growth opportunities, and we are committed to doing what it takes to realize that potential. Clearly, that means adapting to a new world in the energy business that calls for significantly greater financial strength and flexibility.

         "We've decided to lead the way with an effective, decisive response rather than deny the market reality, fight it or wait for others to define it," he said. "We are determined to put the industry's issues of credit quality and financial strength behind us and get on with our business."




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         Taken with other financial-enhancement plans the company has announced, today's package brings the total expected improvement to some $8 billion. In today's announcement, Williams said it plans during the next 12 months to:

         o Issue $1 billion to $1.5 billion in common equity. That amount could be reduced in the event of transactions that boost cash flows.

         o        Sell an additional $1.5 billion to $3 billion in assets.

         o Continue to focus on monetization of the significant hedged cash-flow positions in marketing and trading contracts.

         o        Reduce annual costs by $100 million, double the previous goal.

         o Fund base-level capital expenditures, including all mandatory, efficiency and highest-priority growth needs, with cash flow from operations. Fund additional growth opportunities with an appropriate mix of follow-on equity and debt.

         o Use all net proceeds from sales of assets and initial equity to pay down debt or increase liquidity.

         Also, Williams will continue to evaluate the level of its common-stock dividend. And, the company has formed an internal team within its energy marketing and trading business that is dedicated to evaluating potential "joint venture" or other alternative structural solutions to enhance that unit's risk-mitigation tools.

         So far this year, Williams has sold $1.1 billion in publicly traded equity-linked securities; completed transactions covering approximately $1.7 billion in assets; issued $1.5 billion in bonds and reduced planned capital spending by nearly $2 billion. The company has eliminated nearly all of the so-called "triggers" from its major on- and off-balance-sheet financial structures, including the successful resolution of more than $2 billion in liabilities related to its former telecommunications subsidiary. The remaining triggers have a maximum exposure of less than $190 million and will mature next year.

         "We can and have taken quick, decisive action to improve our financial strength," Malcolm said. "Now it is clear we need to take additional steps for Williams to grow and thrive. This is not a situation that we or others in our industry can effectively address by merely tweaking things."

         He said issuing common equity is not Williams' first choice, "but we believe it is absolutely essential to build a stronger capital base to underpin our business. Sustainable long-term returns take strong, stable credit quality. We believe our plan will achieve that."

         As the company evaluates assets and investments, Williams will focus on cash-related ratios, which have become increasingly important in addition to traditional segment-profit measures.


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         "While we've been disciplined in the past, today is a new day, and we will further tighten our standards," Malcolm said. "We believe that our three major business units make up the right combination to provide balanced performance over the long term. But, we will continually evaluate all of our businesses to determine whether they meet our performance criteria given the realities of this changing environment."

          He said he expects the major credit-rating agencies to continue to put pressure on this sector of the energy industry in the near-term.

          "Our plan is designed to put our financial metrics squarely on top of the agencies' guidelines, as we understand them today, for mid-range investment-grade credit quality," he said, noting that Williams' debt has carried an investment-grade rating since 1987.

          "Recognizing there is certain risk in achieving our plan, however, some of the agencies may adopt a 'wait and see' attitude before giving full recognition to all that we intend to accomplish," he said. "Nonetheless, we are working to provide Williams' mix of assets with the financial strength to effectively compete in our industry, even in this new environment."

         Malcolm and other members of his leadership team are scheduled to discuss the company's plans today at 10 a.m. Eastern. The discussion will be webcast on www.williams.com. A limited number of telephone lines will be available for people without Internet access. Domestic callers: (800) 289-0468. International callers: (913) 981-5517. Replay will be available at www.williams.com or by calling (888) 203-1112; International callers (719) 457-0820. ID for the telephone replay is 381265.

ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Our operations span the energy value chain from wellhead to burner tip. Based in Tulsa, Okla., Williams and its 12,000 worldwide employees contributed $45 million in 2001 to support the environment, health and human services, the arts, and education in its communities. Williams information is available at www.williams.com.


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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.